Exhibit 15.1
August 31, 2022
The Board of Directors
Prologis, Inc.
San Francisco, California
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 26, 2022, and August 8, 2022, related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Denver, Colorado